ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202·5306 414.271.2400 TEL 414.297.4900 FAX WNW.foley.com

May 2, 2012

First Investors Life Insurance Company
First Investors Life Variable Annuity Fund D
55 Broadway
New York, NY 10006

Ladies and Gentlemen:

As special counsel to First Investors Life Insurance Company (the “Depositor”), we are familiar with the proceedings taken and proposed to be taken by First Investors Life Variable Annuity Fund D (the “Registrant”) in connection with the proposed sale of an indefinite number of individual First Choice Bonus Annuity Variable Annuity Contracts (the “First Choice Bonus Annuity Contracts’’) and the Registration Statement on Form N-4 covering the First Choice Bonus Annuity Contracts, Securities Act File No. 333·186359 and Investment Company Act File No. 811-08205 (the “Registration Statement”), to which this opinion is an exhibit, filed by the Registrant pursuant to the Securities Act of 1933 and the Investment Company Act of 1940, each as amended. We have examined such records of the Depositor and of the Registrant, other documents and such law as we have deemed necessary as a basis for this opinion.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto are effective and comply with all applicable laws and (b) all First Choice Bonus Annuity Contracts are issued and sold in compliance with applicable federal and state securities laws and in accordance with the terms set forth in the General Plan of Operations for the Registrant filed by the Depositor with the New York State Insurance Department, as described in the Prospectus and Statement of Additional Information included in the Registration Statement and any amendments thereto, we are of the opinion that the First Choice Bonus Annuity Contracts will be legally issued and will represent binding obligations of the Depositor, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours, Foley & Lardner LLP